Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260696, 333-260697, and 333-263892 on Form S-8 of our report dated March 10, 2023, relating to the financial statements of Allbirds, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
San Francisco, California
March 10, 2023